                AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC

                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland
corporation whose principal Maryland office is located in Baltimore, Maryland
(the "Corporation"), hereby certifies to the State Department of Assessments and
Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the
Corporation, the Board of Directors of the Corporation has duly established a new class of shares titled C for two (2) of the three (3) Series of the capital stock of the Corporation and has allocated One Billion (1,000,000,000) shares of the One Billion (1,000,000,000) shares of authorized capital stock of the
Corporation, par value One Cent ($0.01) per share, for an aggregate par value of
Ten Million Dollars ($10,000,000). As a result of the action taken by the Board of Directors referenced in Article FIRST of these Articles Supplementary, the three (3) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

         Series                                    Number of Shares              Aggregate Par Value
         ------                                    ----------------              -------------------

Strategic Allocation: Conservative Fund              300,000,000                      $3,000,000

Strategic Allocation: Moderate Fund                  350,000,000                      $3,500,000

Strategic Allocation: Aggressive Fund                350,000,000                      $3,500,000

The par value of each share of stock in each Series is One Cent ($0.01) per share.

         SECOND: Pursuant to authority expressly vested in the Board of
Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation,
the Board of Directors of the Corporation (a) has duly established classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the
Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the three (3)
Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                                                           Number of Shares             Aggregate
                    Series Name                       Class Name               as Allocated             Par Value
                    -----------                       ----------               ------------             ---------
Strategic Allocation: Conservative Fund               Investor                  200,000,000            $2,000,000
                                                      Institutional              50,000,000               500,000
                                                      Service                             0                     0
                                                      Advisor                    50,000,000               500,000

Strategic Allocation: Moderate Fund                   Investor                  200,000,000            $2,000,000
                                                      Institutional              50,000,000               500,000
                                                      Service                             0                     0
                                                      Advisor                    50,000,000               500,000
                                                      C                          50,000,000               500,000

Strategic Allocation: Aggressive Fund                 Investor                  200,000,000            $2,000,000
                                                      Institutional              50,000,000               500,000
                                                      Service                             0                     0
                                                      Advisor                    50,000,000               500,000
                                                      C                          50,000,000               500,000

         THIRD: Except as otherwise provided by the express provisions of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and
is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles
Supplementary.

         IN WITNESS WHEREOF, AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant
Secretary on this 5th day of May, 2001.

                                          AMERICAN CENTURY STRATEGIC
ATTEST:                                   ASSET ALLOCATIONS, INC.

/*/Brian L. Brogan                        By:/*/David C. Tucker
------------------------------------         -----------------------------------
Name:  Brian L. Brogan                    Name:   David C. Tucker
Title:   Assistant Secretary              Title:    Senior Vice President

         THE UNDERSIGNED Senior Vice President of AMERICAN CENTURY STRATEGIC
ASSET ALLOCATIONS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said
Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

Dated: May 5, 2001                         /*/David C. Tucker
                                           --------------------------------------
                                           David C. Tucker, Senior Vice President